SCHEDULE 14A INFORMATION

 Proxy Statement Pursuant to Section 14(a)of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement           [   ]  Confidential, For Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting  Material  Pursuant to Rule  14a-11(c)
         or Rule 14a-12

                            SPURLOCK INDUSTRIES, INC.
--------------------------------------------------------------------------------
                 Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]  No fee required.

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1)      Title of each class of securities to which transaction applies:

                ----------------------------------------------------------------
       (2)      Aggregate number of securities to which transaction applies:

                ----------------------------------------------------------------
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                ----------------------------------------------------------------
       (4)      Proposed maximum aggregate value of transaction:

                ----------------------------------------------------------------
       (5)      Total fee paid:

                ----------------------------------------------------------------

[   ]  Fee paid previously with preliminary materials.

                ----------------------------------------------------------------

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)      Amount previously paid:

                ----------------------------------------------------------------
       (2)      Form, Schedule or Registration Statement no.:

                ----------------------------------------------------------------
       (3)      Filing Party:

                ----------------------------------------------------------------
       (4)      Date Filed:

                            SPURLOCK INDUSTRIES, INC.





                                 April 29, 1997


Dear Shareholder:

         You are cordially invited to attend our Annual Meeting of Shareholders to be held on Tuesday, May 20, 1997 at 2:00 p.m. at the offices of Williams, Mullen, Christian & Dobbins, 16th Floor, Two James Center, 1021 East Cary Street, Richmond, Virginia 23219. At the Meeting, you will be asked to elect two directors for a term of three years, and to ratify the appointment of independent auditors for the Company for 1997. Enclosed with this letter is a formal notice of the Meeting, a Proxy Statement and a form of proxy.

         Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please complete, sign, date and return the enclosed proxy promptly using the enclosed self-addressed envelope. The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy.

         We hope you will participate in the Annual Meeting, either in person or by proxy.

                                   Sincerely,

                                   /s/ Irvine R. Spurlock

                                   Irvine R. Spurlock
                                   Chairman, President and
                                   Chief Executive Officer










                 209 West Main Street | Waverly, Virginia 23890
                       (804) 834-8980 | FAX (804) 834-8985

                            SPURLOCK INDUSTRIES, INC.

                              209 West Main Street
                             Waverly, Virginia 23890



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



     The Annual Meeting of Shareholders of Spurlock Industries, Inc. (the "Company") will be held on Tuesday, May 20, 1997 at 2:00 p.m. at the offices of Williams, Mullen, Christian & Dobbins, 16th Floor, Two James Center, 1021 East Cary Street, Richmond, Virginia 23219 for the following purposes:

     1. To elect two directors to serve for a term of three years, and until their successors are duly elected and qualified;

     2. To consider and act upon a proposal to ratify the appointment of the firm of Winter, Scheifley & Associates, P.C. as independent auditors for the Company for the fiscal year ending December 31, 1997; and

     3. To transact such other business as may properly come before the Meeting.

     Only shareholders of record at the close of business on April 4, 1997, the record date fixed by the Board of Directors of the Company, are entitled to notice of, and to vote at, the Annual Meeting.


                                           By Order of The Board of Directors




                                           H. Norman Spurlock, Jr.
                                           Corporate Secretary


April 29, 1997

                            SPURLOCK INDUSTRIES, INC.
                              209 West Main Street
                             Waverly, Virginia 23890


                                 PROXY STATEMENT


         This Proxy Statement is furnished to holders of common stock, no par value ("Common Stock"), of Spurlock Industries, Inc. (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting of Shareholders to be held on Tuesday, May 20, 1997 at 2:00 p.m. at the offices of Williams, Mullen, Christian & Dobbins, 16th Floor, Two James Center, 1021 East Cary Street, Richmond, Virginia 23219 (the "Annual Meeting") and any duly reconvened meeting after adjournment thereof.

         The Company is the successor to Air Resources Corporation ("Air Resources"), following a merger which became effective July 15, 1996. The Company was incorporated following the end of the fiscal year ended December 31, 1995, on January 27, 1996.

         Any shareholder who executes a proxy has the power to revoke it at any time by written notice to the Secretary of the Company, by executing a proxy dated as of a later date, or by voting in person at the Annual Meeting. It is expected that this Proxy Statement and the enclosed proxy card will be mailed on or about April 29, 1997, to all shareholders entitled to vote at the Annual Meeting.

         The cost of soliciting proxies for the Annual Meeting will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mails, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of Common Stock.

         On the record date of April 4, 1997, the date for determining those shareholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 6,527,066 shares of Common Stock. Each share of Common Stock is entitled to one vote on all matters to be acted upon at the Annual Meeting. Executive officers and directors of the Company beneficially own in the aggregate 3,870,800 shares of Common Stock, constituting 59.3% of the issued and outstanding shares of that class.

         Under the Virginia Stock Corporation Act, a majority of the shares of the Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at any meeting of shareholders. This quorum requirement currently equals 3,263,534 shares of the Common Stock.

         The Board of Directors of the Company is not aware of any matters other than those described in the Proxy Statement that may be presented for action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting, the persons named in the enclosed proxy card possess discretionary authority to vote in accordance with their best judgment with respect to such other matters.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

         Two (2) directors are to be elected at the Annual Meeting to serve for a term of three (3) years expiring on the date of the Annual Meeting in 2000 and until their respective successors are duly elected and qualified.

         The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors. Votes that are withheld and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast. It is intended that the votes represented by the proxies will be cast for the election as directors of the nominees listed below, each of whom is now a director of the Company. Each nominee has consented to being named in the Proxy Statement and has agreed to serve if elected. If, at the time of the Annual Meeting, any nominee is unable to serve as a director, votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors.

         As of the date of this Proxy Statement, the Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve. There are no current arrangements between any nominee and any other person pursuant to which a nominee was selected.

         The following information is furnished with respect to the nominees for director:

                Nominees for Election Whose Terms Expire in 2000

         H. NORMAN SPURLOCK, JR., 35, has served as Executive Vice President since August 1996, and as Secretary and a director of the Company since January 1996. From January 1996 until August 1996, he served as Vice President. Mr. Spurlock was Vice President of Air Resources from March 1994 to July 1996, Secretary from June 1994 to July 1996 and a director from December 1992 to July 1996. He was Treasurer of Air Resources from June 1993 to July 1994. Mr. Spurlock has also served as Executive Vice President of Spurlock Adhesives, Inc. ("Spurlock Adhesives") a subsidiary of the Company and Air Resources, since August 1996, and as Secretary and a director since 1989. From 1989 to August 1996, Mr. Spurlock served as Vice President of Spurlock Adhesives.

         RAYMOND G. TUTTLE, 70, has served as a director of the Company since January 1997. Mr. Tuttle has served as Chairman of the Board of Standard Supplies Inc., a manufacturer of fabricated steel located in Rockville, Maryland, from 1995 to the present, and as General Manager for approximately the past 13 years. He also served as a member of the Board of Directors of Devlin Lumber, a lumber distributor, since 1995.

         Executive Officers and Directors. The business experience of H. Norman Spurlock, Jr., and Raymond G. Tuttle, for the past five years is summarized above.

         The business experience of the remaining executive officers and directors for the past five years is summarized below:

         IRVINE R. SPURLOCK, 43, has served as Chairman of the Board of Directors, President and Chief Executive Officer of the Company since August 1996, and as a director of the Company since January 1996. Mr. Spurlock was Executive Vice President of the Company from January 1996 to August 1996. He was Executive Vice President of Air Resources from June 1995 to July 1996 and a director from December 1992 to July 1996. Mr. Spurlock has also served as Chairman of the Board of Directors and

Chief Executive Officer of Spurlock Adhesives, a subsidiary of the Company, since August 1996, and as its President and a director since 1989.

         HAROLD N. SPURLOCK, 72, has served as a director of the Company since January 1996. Mr. Spurlock was Chairman of the Board of Directors and Chief Executive Officer of the Company from January 1996 to August 1996. He served as Chairman of the Board of Directors and Chief Executive Officer of Air Resources from August 1992 to July 1996 and as President from July 1994 to July 1996. He also served as Chairman of the Board of Spurlock Adhesives, a subsidiary of the Company which he founded, from November 1989 until August 1996. In August 1996, Mr. Spurlock became a Vice President of Spurlock Adhesives in charge of product development.

         PHILLIP S. SUMPTER, 57, has served as a director of the Company since January 1996 and as its Executive Vice President and Chief Financial Officer since March 1996. He was a director of Air Resources from December 1995 to July 1996. In March 1996, he was appointed Executive Vice President of Spurlock Adhesives, a subsidiary of the Company and Air Resources. He was in private practice as a business consultant from June 1993 to March 1996. He has also served as Director of Marketing of Monadnock Lifetime Products, Inc., a manufacturer of police protection equipment, since January 1995. Mr. Sumpter was Chairman of the Board of Wibbies, Inc., a manufacturer of children's clothing, from February 1990 to May 1993. In October 1993, Wibbies, Inc. filed a petition for liquidation and sale of assets under Maryland law.

         GLEN S. WHITWER, 52, has served as a director of the Company since August 1996, and has been a principal of Whitwer & Company, Inc., a management consulting firm located in Kensington, Maryland, since September 1994. He was co-owner of Quinn, Whitwer & Co., Inc., a business consultant located in Bethesda, Maryland, from October 1986 to September 1994.

         WARREN E. BEAM, JR., CPA, 40, has served as Treasurer and Controller of the Company since January 1996. Mr. Beam was Treasurer of Air Resources from July 1994 to July 1996 and Controller from June 1993 to July 1996. Mr. Beam has been Treasurer of Spurlock Adhesives, a subsidiary of the Company and Air Resources, since January 1993 and Controller since October 1992. He previously served as controller of B.C. Wood Products, Inc., Ashland, Virginia, from March 1986 to September 1992.

         Family Relationships. There are no family relationships between any director and executive officer, except that Harold N. Spurlock is the father of Irvine R. Spurlock and H. Norman Spurlock, Jr.

         Compensation of Directors. The Company pays each director who is not an employee of the Company $2,000 per meeting.

         Meetings and Committees of the Board of Directors. During the fiscal year ended December 31, 1996, there were six meetings of the Board of Directors of the Company. No director attended fewer than 100 percent of the total number of meetings of the Board of Directors of the Company. The Board of Directors has no audit, nominating, compensation or other committees.

         Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership of Common Stock with the Securities and Exchange Commission (the "Commission"). Such persons are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company, the Company believes that applicable
Section 16(a) filing requirements were satisfied for events and transactions that occurred in 1996.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of Common Stock as of April 4, 1997, by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee of the Company, (iii) the Company's "Named Executive Officers" set forth in the Summary Compensation Table presented in this Proxy Statement, and (iv) all of the directors and executive officers of the Company as a group. For the purposes of the following table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose or direct disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days. Except as otherwise indicated (i) each shareholder identified in the table possesses sole voting and investment power with respect to his shares, and (ii) the mailing address of each individual is Spurlock Industries, Inc., 209 West Main Street, Waverly, Virginia 23890.

Name and Address of                         Common Stock
Beneficial Owner                         Beneficially Owned    Percent of Class*
----------------                         ------------------    -----------------

Irvine R. Spurlock (1)(2)(3)                   3,434,800               52.6
Harold N. Spurlock (1)                         3,670,800               56.2
Phillip S. Sumpter (4)                            50,000                0.8
H. Norman Spurlock, Jr. (1)(2)(3)              3,414,800               52.3
Raymond G. Tuttle                                      0                  0
Glen S. Whitwer                                        0                  0
Lee Rasmussen                                    346,283                5.3
  14945 E. Radcliffe Drive
  Aurora, CO  80015
Executive officers and                         3,870,800               59.3
  directors as a group (seven persons)
  --------------
*Based on 6,527,066 shares of Common Stock outstanding at April 4, 1997.
(1) Includes beneficial ownership of 3,364,800 shares held by the Spurlock Family Limited Partnership (the "Partnership"). The general partner of the Partnership is the Spurlock Family Corporation, control of which is held 1/3 each by Harold N. Spurlock, Irvine R. Spurlock and H. Norman Spurlock, Jr.
(2) Pursuant to an agreement between Lloyd B. Putman, H. Norman Spurlock, Jr. and Irvine R. Spurlock, dated January 12, 1996, Messrs. Spurlock and Spurlock each purchased 507,400 shares of Air Resources' common stock from Mr. Putman in consideration of a joint promissory note due in installments ending May 2000. In accordance with the stock purchase agreement, the shares purchased have been pledged as security for the promissory note, but Messrs. Spurlock and Spurlock retained the right to vote their respective shares until an event of default thereunder. Messrs. Spurlock transferred all such shares to the Partnership in 1996.
(3) Includes options to purchase 50,000 shares of Common Stock at $.50 per share pursuant to the 1995 Stock Incentive Plan.
(4) Includes options to purchase 50,000 shares of Common Stock at $.55 per share pursuant to the 1995 Stock Incentive Plan.

                             EXECUTIVE COMPENSATION

         The following table summarizes the compensation paid or accrued to the Chief Executive Officer of the Company and its other most highly paid executive officers (the "Named Executive Officers") for the last fiscal year in all capacities in which they served the Company.


                           Summary Compensation Table

                                                                                                         Long Term
                                                                                                       Compensation
                                                                 Annual Compensation                       Award
                                                                 -------------------                       -----

                                                                                                         Securities
              Name and                                                            Other Annual           Underlying
         Principal Position              Year        Salary         Bonus         Compensation            Options
         ------------------              ----        ------         -----         ------------            -------

Irvine R. Spurlock, Chairman of the      1996       $179,880         --                (1)                   --
Board, President and Chief               1995       $186,725     $ 9,060(2)            (1)               50,000(3)
Executive Officer

Harold N. Spurlock, Vice President       1996       $220,130         --                (1)                   --
of Spurlock Adhesives                    1995       $194,500         --                (1)                   --


Phillip S. Sumpter, Executive Vice       1996       $141,942         --                (1)               50,000(3)
President and Chief Financial            1995          --            --                --                    --
Officer(4)

H. Norman Spurlock, Jr.                  1996       $178,835         --                (1)                   --
Executive Vice President and             1995       $181,966       9,060(2)            (1)               50,000(3)
Secretary

------------------
(1) The value of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus shown in the table.
(2) Award of 50,000 shares of Air Resources' common stock, the per share fair market value of which was $.1812 based on the average of the average bid and asked prices on the National Daily Quotation Sheets on the date of award.
(3) Represents shares of Air Resources' common stock. As of July 26, 1996, these options were automatically converted to options to purchase shares of Common Stock.
(4) Represents compensation for Mr. Sumpter's employment with the Company beginning April 1, 1996.


         The executive officers of the Company participate in other benefit plans provided to all full-time employees of the Company who meet eligibility requirements, including group life insurance, hospitalization and major medical insurance.

         Option Grants, Exercises and Holdings. The following table sets forth information with respect to the grant of options made in 1996 to executive officers of the Company named in the Summary Compensation Table.

                     Stock Option Grants in Last Fiscal Year

                                    Individual Grants
                                    -----------------
                                               Percent of                                     Potential Realizable
                               Number of          Total                                        Value at Assumed
                               Securities        Options      Exercise                         Annual Rates of
                               Underlying      Granted to      or Base                            Stock Price
                                Options         Employees     Price Per     Expiration         Appreciation for
Name                            Granted         in 1996         Share          Date               Option Term
----                            -------         -------         -----          ----               -----------
                                                                                                5%           10%
                                                                                                --           ---

Phillip S. Sumpter               50,000           66%           $.55       July 11, 2006        $0           $0


         No options were exercised by any of the Named Executive Officers of the Company during the fiscal year ended December 31, 1996. The following table sets forth information with respect to unexercised options held by them as of the end of the fiscal year:

                             Fiscal Year End Options

                                              Number of Securities
                                             Underlying Unexercised                   Value of Unexercised
                                                   Options at                         In-the-Money Options
                                                 Fiscal Year End                     at Fiscal Year End (1)
                                                 ---------------                     ----------------------
Name                                     Exercisable       Unexercisable        Exercisable        Unexercisable
----                                     -----------       -------------        -----------        -------------

Irvine R. Spurlock                         50,000                _                   $0                  _
Phillip S. Sumpter                         50,000                _                   $0                  _
H. Norman Spurlock, Jr.                    50,000                _                   $0                  _

------------
(1) The value of unexercised in-the-money options at fiscal year end was calculated by determining the difference between the fair market value of the Company's Common Stock underlying the options on December 31, 1996 per share and the exercise price of the options ($0.50 for Messrs. Spurlock and Spurlock and $0.55 for Mr. Sumpter).


         Report  of the  Board  of  Directors  on  Executive  Compensation.  The
Company's compensation policies applicable to its executive officers are administered by the Board of Directors, two of whom are non-employee directors. The goal of the policies is to attract, motivate, reward and retain the management talent required to achieve the Company's business objectives, at compensation levels which are fair and equitable and competitive with those of comparable companies. This goal is furthered by the Board of Directors' policy of linking compensation to individual and corporate performance and by encouraging significant stock ownership by management in order to align the financial interests of management with those of the shareholders.

         The three main components of executive compensation are base salary, annual cash or stock bonus awards, and equity participation in the form of stock options under the Company's 1995 Stock Incentive Plan. Each year the Board of Directors reviews the total compensation package of each executive officer to ensure that it meets the above described goal. As part of this review, the Board of Directors considers corporate performance information, compensation survey data and the recommendations of management.

         Base Salary. Base salaries for executive officers are reviewed annually to determine whether adjustments may be necessary. Factors considered by the Board of Directors in determining base salaries for executive officers include personal performance of the executive officer in light of individual levels of responsibility, the overall performance and profitability of the Company during the preceding year, economic trends that may be affecting the Company, and the competitiveness of the executive officer's salary with the salaries of executive officers in comparable positions at companies of comparable size or operational characteristics. Each factor is weighed by the Board of Directors in a subjective analysis of the appropriate level of compensation for that executive officer. For purposes of assessing the competitiveness of salaries, the Board of Directors reviews compensation data from national surveys and selected groups of approximately twenty to fifty companies with similar size or operational characteristics to determine ranges of total compensation in the individual components of such compensation. Such compensation data indicates that the Company's salary levels are slightly above the median of such data when compared to executive positions of similar scope and responsibility.

         Irvine R. Spurlock became the President and Chairman of the Board of Directors of the Company in 1996. Mr. Spurlock's base salary for the fiscal year ended December 31, 1996 was $179,880. The salary was set following a thorough review and evaluation by the Board of Directors of Mr. Spurlock's personal performance in light of his management responsibilities, the level of profitability of the Company during the fiscal year ended December 31, 1996, and the competitiveness of Mr. Spurlock's salary to those of other chief executive officers in comparable companies.

         Bonus Awards. The Company from time to time will award to its executive officers bonuses in the form of cash and/or shares of Common Stock. The determination of such bonus awards is made by the Board of Directors and is generally based on the same factors used to determine base salary, as described above. Particular attention is given to those executive officers who contribute in a substantial degree to the success of the Company.

         1995 Stock Incentive Plan. The incentive plan provides for administration by a committee, which shall include at least two outside directors, or, if no committee is designated by the Board of Directors, by the Board of Directors. As of the date of this Proxy Statement, no committee has been designated by the Board of Directors to administer the plan.

         The shareholder-approved incentive plan is designed to provide current and deferred incentive compensation to officers, directors and key employees of the Company who contribute in a substantial degree to the success of the Company. The incentive plan affords these selected individuals a means of participating in, and an incentive to contribute further to, such success. Grants are made to executive officers based on salary, responsibility and performance of the individual officer, director or employee.

         The exercise price per share for options granted under the incentive plan is determined by the Board of Directors on the date of grant. Under certain circumstances, the exercise price shall not be less than the fair market value of Common Stock on the date of grant. Accordingly, if there is no appreciation in the market price for Common Stock, the options are valueless. The term of any option granted under the incentive plan is fixed by the Board of Directors on the date of grant.

         Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, applicable for 1995 and thereafter, generally disallows a tax deduction to public companies for compensation over $1 million paid in any year (not including amounts deferred) to a company's chief executive officer and to the four other most highly compensated officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company believes that all compensation paid in 1995 to such officers is deductible under Section 162(m) because such compensation is less than the threshold amount and is structured in a manner believed to qualify as performance-based compensation not subject to the deduction limit.

                                               Board of Directors

                                               Irvine R. Spurlock, Chairman
                                               Harold N. Spurlock
                                               H. Norman Spurlock, Jr.
                                               Phillip S. Sumpter
                                               Raymond G. Tuttle
                                               Glen S. Whitwer


         Compensation Committee Interlocks and Insider Participation. The Board of Directors of Air Resources had no compensation committee. Executive compensation is examined and approved by the entire Board of Directors. For the fiscal year ended December 31, 1996, the Board of Directors included the following officers and employees of the Company and/or Air Resources and/or Spurlock Adhesives, who participated in deliberations of the Board of Directors concerning executive officer compensation: Harold N. Spurlock, H. Norman Spurlock, Jr., Irvine R. Spurlock and Phillip S. Sumpter.

         Performance Graph. Set forth below is a line graph comparing the yearly percentage change in the Company's cumulative total shareholder return (including reinvestment of dividends) on the Common Stock with (a) the S&P's SmallCap 600 Index, representing a broad equity market index assuming reinvestment of dividends, and (b) a cumulative total return, assuming reinvestment of dividends, of a peer group selected by the Company on an industry and line-of-business basis (the "Peer Group"), in each case assuming that $100 is invested on December 31, 1991.

[The Performance Graph is a line graph which displays the indexed returns (in dollars) set forth in the second table below entitled "Indexed Returns($)."]

         Set forth below are the annual return percentages and index returns for the S&P SmallCap 600 Index, the Peer Group and for the Company, as presented in the Performance Graph above. The shareholder returns shown in the graph and the table are not necessarily indicative of future performance.

Total Shareholder Returns (Dividends Reinvested)
------------------------------------------------

                            ANNUAL RETURN PERCENTAGE
                            Years Ending December 31

Company Name/Index                         1992            1993            1994            1995            1996
------------------                         ----            ----            ----            ----            ----

S&P SmallCap 600 Index                    21.04%          18.79%         - 4.77%          29.96%          21.32%
Peer Group                                -2.32%          46.05%          39.84%          31.66%         - 8.56%
Spurlock Industries, Inc.                 83.33%         -93.18%           0.00%         333.39%         - 0.83%


                               INDEXED RETURNS ($)
                            Years Ending December 31

                                         Base
                                        Period
Company Name/Index                        1991        1992          1993         1994          1995         1996
------------------                        ----        ----          ----         ----          ----         ----

S&P SmallCap 600 Index                    100        121.04        143.78       136.92        177.95       215.89
Peer Group                                100          97.68       142.66       199.50        262.66       240.18
Spurlock Industries, Inc.                 100        183.33         12.50         12.50        54.17         53.72


         The Peer Group companies include ChemFirst Inc., Geon Company (included from 1994 forward) and Mississippi Chemical Corp. (included from 1994 forward). These companies were selected by the Company because they are generally in the same industry and line of business as the Company.


                          TRANSACTIONS WITH MANAGEMENT

         Employment Agreements. Pursuant to an Agreement and Plan of Reorganization dated April 22, 1992 (the "Spurlock Adhesives Agreement"), Air Resources, among other things, acquired all of the capital stock of Spurlock Adhesives from Harold N. Spurlock. The Spurlock Adhesives Agreement required Air Resources to purchase all of Mr. Spurlock's shares of Air Resources' common stock at his request upon the termination of his employment by Air Resources. The per share purchase price set by the Spurlock Adhesives Agreement was the highest market bid price at which such shares have traded in the preceding twelve months. The Spurlock Adhesives Agreement also provided for Air Resources to purchase all of Mr. Spurlock's shares of Air Resources' common stock upon his death at the request of his heirs upon mutually agreeable terms. These provisions of the Spurlock Adhesives Agreement relating to Air Resources' obligations to purchase Mr. Spurlock's shares were terminated by mutual agreement effective April 15, 1996, without compensation to Mr. Spurlock.

         On August 21, 1996, Harold N. Spurlock and Spurlock Adhesives entered into a certain Employment and Retirement Benefit Agreement (the "Employment Agreement") which provides, among other things, for Mr. Spurlock's employment and certain retirement benefits. Pursuant to the Employment

Agreement, Mr. Spurlock has agreed to serve as vice president for product development, and as a member of the Company's and Spurlock Adhesives' Boards of Directors, until August 31, 1999.

         For his services, Mr. Spurlock will receive under the Employment Agreement a base salary of $180,000 per year, reimbursement of expenses in accordance with the general policies of Spurlock Adhesives, and such additional or special compensation as the Board of Directors of Spurlock Adhesives may determine from time to time. Mr. Spurlock will not receive any additional compensation for service on the Company's Board of Directors and that of Spurlock Adhesives.

         The Employment Agreement provides that Mr. Spurlock's employment with Spurlock Adhesives will be terminated by reason of his death or permanent disability, by Mr. Spurlock upon 30 days notice in writing, or by Spurlock Adhesives with cause. "Cause" is deemed to exist under the Employment Agreement if Mr. Spurlock (i) willfully refuses to perform services thereunder, (ii) materially breaches the provisions thereof relating to trade secrets, and confidential information, retention of documents, and noncompetition, (iii) engages in acts of dishonesty or fraud, or (iv) engages in other serious misconduct. If Mr. Spurlock's employment with Spurlock Adhesives terminates for cause, or due to death, permanent disability or voluntary termination, any portion of his fixed salary, which is earned but unpaid as of the date of such termination shall be paid to him, or his designated beneficiary in the event of death.

         The Employment Agreement provides for a retirement benefit equal to $100,000 per year to be received by Mr. Spurlock upon his retirement from employment at or after August 31, 1999, or permanent disability prior to such date, for a period of five years. In the event of Mr. Spurlock's death prior to or after such date, Mr. Spurlock's wife would receive such benefit during such five year period. Any benefit payable to Mr. Spurlock's wife would cease upon her death. Neither Mr. Spurlock nor his wife would be entitled to any retirement or death benefit under the Employment Agreement in the event that he voluntarily terminated his employment with Spurlock Adhesives prior to August 31, 1999 without "good reason." Under the Employment Agreement, "good reason" is deemed to exist if, and only if:

         (a) Spurlock Adhesives generally fails to timely pay the amounts and benefits provided to Mr. Spurlock under the Employment Agreement;

         (b)      the  assignment  to Mr.  Spurlock  of duties  materially
inconsistent  with  and  inferior  to  Mr.  Spurlock's   position,   duties  and
responsibilities and status as a vice president; or

         (c) the transfer of Mr. Spurlock's place of employment further than 30 miles beyond the limits of Petersburg, Virginia without his prior consent.

         The Employment Agreement requires Mr. Spurlock to keep in confidence certain trade secrets and confidential information of Spurlock Adhesives during the term of his employment and for a period of five years thereafter. Mr. Spurlock has further agreed not to remove or retain any documents of Spurlock Adhesives. Also, for so long as Mr. Spurlock is employed by Spurlock Adhesives and as long as he is receiving retirement benefits, he has agreed not to compete with Spurlock Adhesives. In connection therewith, Mr. Spurlock has also agreed in the Employment Agreement not to solicit employees of Spurlock Adhesives for a period of 12 months following termination of his employment for any reason.

         Indemnification Agreements. On December 21, 1995, Air Resources entered into an Indemnification Agreement with Phillip S. Sumpter upon his appointment to the Board of Directors. The Company succeeded to and assumed all the rights and obligations of Air Resources under the Indemnification Agreement, which was subsequently superseded by a new Indemnification Agreement between such parties dated January 30, 1997. Similar Indemnification Agreements were entered into between the Company and Glen S. Whitwer and Raymond G. Tuttle on September 19, 1996 and January

30, 1997, respectively. Such agreements provide for the indemnification of such directors against claims, losses, liabilities, damages, costs and expenses that each may suffer as a result of his service as a director of the Company, to the full extent that such indemnification is permitted and not prohibited by applicable federal or state law, including securities law, or the Articles of Incorporation of the Company.

         Certain Related Transactions. Described below are obligations of the Company which have been personally guaranteed by certain executive officers, directors and shareholders of the Company. All such personal guarantees were released during 1996 due to the repayment of all such obligations by the Company.

         Pursuant to the Spurlock Adhesives Agreement, Air Resources acquired all of the stock of Spurlock Adhesives. At the time of the acquisition, Harold
N. Spurlock, formerly Chairman of the Board, President and Chief Executive Officer of Air Resources and the Company, personally guaranteed a large portion of Spurlock Adhesives' debt, including all debt then secured by real property and/or equipment and debt owed to its largest trade creditor. Creditors at the time agreed to allow the debt to remain outstanding after the acquisition of Spurlock Adhesives on the condition that Mr. Spurlock continue to guarantee the debt, that he remain as Chairman of the Board of Spurlock Adhesives, and that he be appointed Chairman of the Board of Air Resources. Due to the repayment of amounts due to such creditors in 1996, Mr. Spurlock's personal guarantee has been released and the requirement that Mr. Spurlock serve as Chairman of the Board of the Company and Spurlock Adhesives is no longer applicable.

         In  addition  to  Harold  N.  Spurlock's   personal  guarantee  of  the
above-described debt, Irvine R. Spurlock and H. Norman Spurlock, Jr., the Company's current Chairman, President, and Chief Executive Officer, and Executive Vice President and Secretary, respectively, and Harold N. Spurlock also had personally guaranteed various other debts of the Company, which has succeeded to and assumed all the rights and obligations of Air Resources, and of Spurlock Adhesives. In May 1995, Irvine R. Spurlock and H. Norman Spurlock, Jr. replaced a past director, Lloyd B. Putman, and a then serving director, Jesse A. Adams, as guarantors on a note with an Arkansas bank. The loan in the original principal amount of $500,000 was taken out in August 1992 to provide working capital needed to operate the Company's facility in Malvern, Arkansas. The note was secured by certain real property and equipment. On or about June 30, 1996, the note was repaid in full and each of the personal guarantors were released from any further obligation on the loan.

         Both Harold N. Spurlock and his wife, Daphne R. Spurlock, had guaranteed a loan from the Bank of Waverly (Virginia) secured by certain real property and equipment relating to the construction of the Company's formaldehyde plant in Waverly, Virginia. Mr. and Mrs. Spurlock also had guaranteed a loan from First Union National Bank relating to the construction of resin and formaldehyde production facilities in Waverly, Virginia. Both of these loans were repaid in full as of July 9, 1996 and June 30, 1996, respectively, and Mr. and Mrs. Spurlock were each released from their personal guaranties of the loans upon such repayment.

         Harold N. Spurlock, Daphne R. Spurlock and Irvine R. Spurlock had guaranteed a loan from a trade creditor, Hydro Agri Tampa, Inc., that represented trade debt converted to a note in 1991. The note was secured by certain real property and equipment of Spurlock Adhesives. As of June 24, 1996, the note was repaid in full and each of the personal guarantors were released from any further obligation on the loan. Hydro Agri Tampa, Inc. was previously a major supplier of urea to Spurlock Adhesives, but discontinued supply of such raw material into the United States in 1991.

         Each of Harold N. Spurlock, Irvine R. Spurlock and H. Norman Spurlock, Jr. also guaranteed payments due under a lease with D.B. Western, Inc. for the Waverly, Virginia formaldehyde plant. On December 19, 1991, Spurlock Adhesives entered into a Formaldehyde Plant Lease with D.B. Western, under which D.B. Western agreed to construct a fully operational formaldehyde plant at Waverly, Virginia and lease the facility to Spurlock Adhesives for ten years at $55,000 per month, commencing at such time as the plant became mechanically complete and ready for start up. The lease commenced in February, 1993. In July, 1996, Spurlock Adhesives exercised its option to purchase the formaldehyde plant from D.B. Western and terminate the D.B. Western lease. As a part of Spurlock Adhesives' acquisition of the formaldehyde plant and the termination of the lease, Spurlock Adhesives obtained the release of each of the personal guarantors from any obligation for lease payments due under the D.B. Western lease. As of July 9, 1996, the amount of unpaid lease payments totaled $471,000.

         In connection with the Company's revolving credit line instituted in February 1995, Harold N. Spurlock provided a personal guarantee as additional security for all amounts borrowed under the facility, and Irvine R. Spurlock and
H. Norman Spurlock, Jr. provided limited guarantees in the amount of $250,000 each. As of June 28, 1996, the credit line was repaid in full and each of the personal guarantors were released from any further obligation on the loan. The Company's current credit facility with the National Canada Finance Corporation, Richmond, Virginia, does not require the personal guaranties of the Company's officers and directors.

         Loan From Former Director and Officer. During 1992 and 1993, Lloyd B. Putman, a former executive officer of Air Resources who resigned from the Board of Directors in September 1994, loaned Air Resources $116,000. The loan, the largest balance of which during 1996 was $65,958, bore an interest rate of 8% per annum, payable with principal quarterly, and matured in December 1996. The loan related to monies advanced by Mr. Putman to Air Resources' gas recovery operations to help cover ongoing expenses for the development and production of gas recovery technology. The loan was repaid in full as agreed on December 31, 1996.

         Indebtedness of Management. On June 30, 1995, Harold N. Spurlock, then Chairman of the Board, President and Chief Executive Officer of the Company, received a loan in the amount of $112,500 from Spurlock Adhesives. Principal and interest at 9% per annum are payable in five equal annual installments commencing in July 1996, the first of which was paid as agreed. The largest aggregate amount of such debt outstanding during 1996 was $112,500. The balance as of December 31, 1996 was $82,500. The loan relates to the purchase by Mr. Spurlock of certain manufacturing assets in Malvern, Arkansas that were contributed by Mr. Spurlock to Air Resources pursuant to the Spurlock Adhesives Agreement.

         The Board of Directors recommends that the shareholders vote FOR the nominees set forth above.


                                  PROPOSAL TWO

                            RATIFICATION OF AUDITORS

         The Board of Directors has appointed, subject to ratification by the shareholders, Winter, Scheifley & Associates, P.C. to perform the audit of the Company's financial statements for the year ending December 31, 1997. Winter, Scheifley & Associates, P.C. has acted as the Company's auditors for the past six years and has reported on financial statements during that period. A representative from Winter, Scheifley & Associates, P.C.
will not be present at the Annual Meeting.

         The Board of Directors recommends a vote FOR ratification of the appointment of Winter, Scheifley & Associates, P.C. as the Company's independent auditors for 1997.

                        PROPOSALS FOR 1998 ANNUAL MEETING

         Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 1998 Annual Meeting of Shareholders must cause such proposal to be received, in proper form, by the Secretary of the Company, whose address is 209 West Main Street, Waverly, Virginia 23890, no later than December 30, 1997, in order for the proposal to be considered for inclusion in the Company's Proxy Statement. The Company presently anticipates holding the 1998 Annual Meeting on or about May 19, 1998.

         The Company's Bylaws also prescribe the procedure a shareholder must follow to nominate Directors or to bring other business before shareholders' meetings. For a shareholder to nominate a candidate for Director at the 1998 Annual Meeting of Shareholders, notice of nomination must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 1998 Annual Meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice. For a shareholder to bring other business before the 1998 Annual Meeting of Shareholders, notice must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 1998 Annual Meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. Any shareholder may obtain a copy of the Company's Bylaws, without charge, upon written request to the Secretary of the Company.


                                  OTHER MATTERS

         The Company's 1996 Annual Report to Shareholders is being mailed to all shareholders concurrently with this Proxy Statement on or about April 29, 1997. An Annual Report will be provided without charge upon oral or written request to any shareholder who was not a shareholder of record at the time of the mailings, but is a shareholder of record as of April 4, 1997, the record date of the Annual Meeting. Requests should be directed to H. Norman Spurlock, Jr.,
Secretary of the Company, at 209 West Main Street, Waverly, Virginia 23890, telephone (804) 834-3113.

                            Spurlock Industries, Inc.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Irvine R. Spurlock and H. Norman Spurlock, Jr., jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote, as designated below and upon any and all other matters that may properly be brought before such meeting, all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Spurlock Industries, Inc., a Virginia corporation (the "Corporation"), to be held at the offices of Williams, Mullen, Christian & Dobbins, 16th Floor, Two James Center, 1021 East Cary Street, Richmond, Virginia 23219 on Tuesday, May 20, 1997 at 2:00 p.m., local time, or any adjournments thereof, for the following purposes:

         1.   To elect as directors the two persons listed as nominees below.

              [  ]  FOR nominees listed below                   [  ]     WITHHOLD AUTHORITY to
                     (except as written on the line below)               vote for all nominees listed below

                Nominees for Election Whose Terms Expire in 2000:

                             H. Norman Spurlock, Jr.
                                Raymond G. Tuttle

            (INSTRUCTION: To withhold authority to vote for any individual nominee listed above, write that nominee's name on the space provided.)

            -----------------------------------------------------------------

         2. To ratify the appointment of Winter, Scheifley & Associates, P.C. as independent auditors for the Corporation for the fiscal year ending December 31, 1997.

                  [  ]     FOR         [  ]     AGAINST        [  ]     ABSTAIN


         3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting, or any adjournment thereof.


         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2.

                                       Dated:                            ,1997
                                              --------------------------



                                       ---------------------------------------
                                                       Signature

[Name and address
     label]
                                       ---------------------------------------
                                               Signature if held jointly

                                       (In  signing  as Attorney, Administrator,
                                       Executor, Guardian or Trustee, please
                                       add your title as such.)

                   PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY